EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Banner Corporation of our report dated February 29, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Banner Corporation and Subsidiaries, which report appears in the Form 10-K of Banner Corporation for the year ended December 31, 2015, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

May 12, 2016